UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

GEOMET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

GEOMET, INC.

909 Fannin Street, Suite 1850

Houston, Texas 77010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 6, 2014

NOTICE is hereby given that the 2014 annual meeting of stockholders of GeoMet, Inc. (the “Company”) will be held on November 6, 2014, at 3:00 p.m., local time, at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, for the following purposes:

1.                      To elect the three nominees named in the attached proxy statement as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders or until their respective successors are duly elected and qualified;

2.                      To hold an advisory vote on our executive compensation; and

3.                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 30, 2014 are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the Company’s offices for purposes relating to the annual meeting, during normal business hours for a period of 10 days before the annual meeting.  During and after such 10 day period, the Company’s offices will be located at 1221 McKinney Street, Suite 3840, Houston, Texas.

Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the Internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. A record of the Company’s activities during 2013 and its consolidated audited financial statements for the year ended December 31, 2013 are contained in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013, which is enclosed herewith. The Annual Report does not form any part of the material for solicitation of proxies.

Dated: October 6, 2014.

By Order of the Board of Directors

/s/ William A. Wiederkehr, Jr.
William A. Wiederkehr, Jr.
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 6, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and Annual Report on Form 10-K, as amended, for the year ended December 31, 2013 are available at http://www.proxyvote.com. The Control Number for accessing the materials is set forth on the accompanying proxy card.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES BY MAIL, INTERNET OR TELEPHONE WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

GEOMET, INC.

909 Fannin Street, Suite 1850

Houston, Texas 77010

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on November 6, 2014

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of GeoMet, Inc., a Delaware corporation (the “Company” or “GeoMet”), for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is October 6, 2014.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation thereto) to solicit proxies in person or by telephone, facsimile, or similar means.

Proxies

Shares represented by valid proxies and not revoked will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted in accordance with the recommendations of the Board unless otherwise indicated. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Corporate Secretary of the Company, by filing with the Company a proxy bearing a subsequent date, or by voting in person at the meeting.

Voting Procedures and Tabulation

Holders of record of our common stock (the “Common Stock”) and Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”), may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for, against or withheld. The presence, in person or representation by proxy, of holders of a majority of the outstanding shares of Common Stock, including the outstanding shares of Preferred Stock, on an as-converted basis voting together with the holders of the Common Stock as a single class, is necessary to constitute a quorum for the transaction of business. Assuming the presence of a quorum, the nominees for director who receive the most votes from the holders of shares of the Common Stock and the Preferred Stock (on an as converted basis) for their election will be elected. That is, the affirmative vote of a plurality in voting power of the Common Stock and the Preferred Stock voting together as a single class, present, in person or by proxy and entitled to vote, is required for the election of the directors.

The affirmative vote of a majority of the outstanding shares of Common Stock, including the outstanding shares of Preferred Stock, on an as-converted basis voting together with the holders of the Common Stock as a single class, present or represented and entitled to vote on Proposal No. 2 is required for approval of this proposal.  The vote of stockholders with respect to Proposal No. 2 is an advisory vote and is not binding on the Company.

Brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. Abstentions and broker non-votes, if any, will also have the effect of a vote “AGAINST” the proposal. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the matter is not routine and therefore the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If you hold your shares in “street name”, and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder cannot vote your shares on the election of directors.

Voting Securities

The voting securities of the Company outstanding are the Common Stock and the Preferred Stock. Only the holders of record of Common Stock and Preferred Stock at the close of business on September 30, 2014, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On the record date, there were 40,513,373 shares of Common Stock and 6,580,726 shares of Preferred Stock outstanding, and entitled to be voted at the meeting. A quorum is necessary to transact business at the meeting. The presence, in person or representation by proxy, of holders of a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock, on an as-converted basis voting together with the holders of the Common Stock as a single class, is necessary to constitute a quorum. Each holder of Common Stock is entitled to one vote per share of Common Stock and each holder of Preferred Stock is entitled one vote per share of Common Stock into which the holder’s Preferred Stock is convertible on all matters submitted to a vote of the holders of the Common Stock at the meeting. Shares of Preferred Stock are convertible at the rate of 7.692307692 shares of Common Stock per share of Preferred Stock, eliminating fractional shares. Consequently, 100 shares of Preferred Stock would represent aggregate voting power of 769 shares of Common Stock after eliminating the remaining fractional share. In total, the 6,580,726 shares of the outstanding Preferred Stock represent aggregate voting power of not more than 50,620,969 shares of Common Stock, representing 55.5% of the combined voting power of the Common Stock and Preferred Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of one director and a maximum of thirteen directors. The Board of Directors has determined that three directors will be the number of directors that will constitute the full Board of Directors at the time of the 2014 annual meeting of stockholders. At the meeting, three directors will be elected.

Directors are elected by plurality of the votes cast by the holders of Common Stock and Preferred Stock present in person or by proxy and entitled to vote, voting together as a single class, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified.

The nominees of the Board for Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees. All of the nominees are presently directors of the Company. All of the nominees have served continuously as directors since the date of their first election or appointment to the Board. Effective August 31, 2014, William C. Rankin resigned his position on the Board of Directors and his positions as President and Chief Executive Officer. Additionally, effective August 31, 2014, W. Howard Keenan, Jr. and Gary S. Weber each resigned his position on the Board of Directors.

Michael Y. McGovern, age 63, Director since September 2010.

Michael Y. McGovern has over 30 years of experience in the oil and gas business and currently serves as the Chairman and Chief Executive Officer of Sherwood Energy, LLC (Sherwood”) and Executive Advisor to Cadent Energy Partners, LLC. Mr. McGovern also currently serves on the boards of directors of Quicksilver Resources, Inc., Probe Holdings, Inc., Sonneborn, Inc. and Cactus Wellhead, LLC. Mr. McGovern served as the Chief Executive Officer of Pioneer Companies from 2002 to 2007, two years of which he also served as the Chairman. Mr. McGovern holds a Bachelor of Science Degree in Business from Centenary College. The Compensation, Nominating, Corporate Governance and Ethics Committee, in reviewing and assessing Mr. McGovern’s extensive background in the oil and natural gas industry, particularly as an industry executive, determined that he provides the Board with a valuable management background for the execution of the Company’s strategy. Mr. McGovern was nominated to the Board pursuant to an agreement with Sherwood. The agreement was entered into in connection with Sherwood’s acquisition of Preferred Stock and requires that we nominate Mr. McGovern if so instructed by Sherwood. Mr. McGovern was appointed as our Chairman of the Board as of April 30, 2012.

James C. Crain, age 66, Director since January 2006.

James C. Crain has been involved in the energy industry for over 36 years, both as an attorney and as an executive officer. Mr. Crain currently serves on the boards of directors of Enlink Midstream, LLC, Armstrong Energy, Inc. and Approach Resources, Inc. In July 2013, Mr. Crain retired as President of Marsh Operating Company, an investment management firm focusing on energy investments, a position he held since 1989. Prior to joining Marsh Operating Company in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist. Mr. Crain holds a Bachelor’s Degree in Accounting, a Masters of Professional Accounting in Taxation and a Juris Doctorate, each from the University of Texas at Austin. The Compensation, Nominating, Corporate Governance and Ethics Committee, in reviewing and assessing Mr. Crain’s background and prior contributions to the Board, determined that his extensive legal, investment and transactional experience, particularly within the oil and natural gas exploration and production industry, provides significant contributions to the Board.

Stanley L. Graves, age 69, Director since January 2006.

Stanley L. Graves has over 38 years of experience in the oil and gas business and currently serves as President of Graco Resources, Inc., a coal and energy consulting firm. He served as Chairman of the Board of Graves Service Company, Inc. from 1990 until it was sold in 2006. From 1997 to 2002, Mr. Graves was the President of U.S. Clay, L.P., which mined and processed bentonite. Prior to his time at U.S. Clay, L.P., Mr. Graves served as Vice President - Business Development for Ultimate Abrasive Systems, Inc., as President of Eldridge Gathering System Inc., and as Vice President of Energen Corp., a large coalbed methane producer in Alabama. Mr. Graves holds a Bachelor’s Degree in Engineering from Auburn University. Mr. Graves was Chairman (an executive officer) of CapitalSouth Bancorp since 2009, and prior to that he was on the board of directors, but not an executive officer, of CapitalSouth. Since 2009, CapitalSouth has been in the process of liquidating. In 2012, certain of the former directors of CapitalSouth filed an involuntary petition in bankruptcy against CapitalSouth, which did not contest the filing, and a trustee was appointed for CapitalSouth in January 2013. The Compensation, Nominating, Corporate Governance and Ethics Committee determined that Mr. Graves’ background in the coalbed methane industry, combined with his executive management experience with coalbed methane, mining and midstream companies, provides the Board with considerable knowledge and understanding of strategic and operational matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Recent Events

The following is a summary of recent events impacting the composition of our executive team and our Board.  For additional information regarding these events, see our Current Report on Form 8-K filed with the SEC on August 27, 2014.

On August 31, 2014, Mr. William C. Rankin resigned from his positions as (i) President and Chief Executive Officer of the Company and (ii) a Director of the Board.

On August 31, 2014, Mr. Brett S. Camp resigned from his position as Senior Vice President—Operations of the Company.

On August 31, 2014, Mr. W. Howard Keenan, Jr. resigned from his position as a Director of the Board.

On August 31, 2014, Mr. Gary S. Weber resigned from his positions as a Director of the Board and a member of the Audit Committee of the Board.

The Board has appointed Mr. Michael Y. McGovern as President and Chief Executive Officer of the Company, effective on September 1, 2014.

Board Independence

As previously discussed in our Current Report on Form 8-K filed with the SEC on September 26, 2014, the Preferred Stock ceased trading on the Nasdaq Stock Market on October 2, 2014 and is in the process of being removed from listing and registration on NASDAQ.  Although the Preferred Stock is no longer being traded on the Nasdaq Stock Market, in determining whether a director is “independent”, the Board used the independence criteria defined by the Nasdaq Stock Market Listing Rules (the “Nasdaq Listing Rules”).

Using the independence criteria defined by the Nasdaq Listing Rules, the Board has determined that each of the following directors who served in 2013, as well as the following nominees proposed to be elected at the annual meeting, was or is, as the case may be, “independent”:

Directors who Served in 2013

•                  James C. Crain

•                  Stanley L. Graves

•                  Michael Y. McGovern

•                  W. Howard Keenan, Jr.

•                  Gary S. Weber

Nominees Proposed to be Elected at the Annual Meeting

•                  James C. Crain

•                  Stanley L. Graves

Using the independence criteria defined by the Nasdaq Listing Rules and the SEC, the Board has determined that Michael Y. McGovern, who is also a nominee proposed to be elected at the annual meeting, is not currently “independent” director due to his appointment as President and Chief Executive Officer of the Company, effective on September 1, 2014.

Using the independence criteria defined by the Nasdaq Listing Rules and the SEC, the Board has determined that each of the members who served on the Audit Committee, the Compensation, Nominating, Corporate Governance and Ethics Committee, and the Executive Committee, which are all committees of the Board, was “independent” during 2013.

Board Structure and Committee Composition

Board Leadership

Our Board currently combines the role of Chairman of the Board (“Chairman”) with the role of Chief Executive Officer and believes that this structure provides an efficient and effective leadership model for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. Our Board also believes that the Company is strengthened by the chairmanship of Mr. McGovern, who has the strategic, operational and technical expertise needed to lead the Company efficiently and effectively. At this time, the Board believes the Company can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus. Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Therefore, under different circumstances, the Board may elect to separate the two roles. Although our Board has not formally appointed a “lead independent director,” a majority of our Board is comprised of empowered, independent directors who oversee and regularly consult with our Chairman and Chief Executive Officer.

The Board currently has three directors and the following three committees: the Audit Committee, the Compensation, Nominating, Corporate Governance and Ethics Committee, and the Executive Committee. The Board combined the Compensation Committee and the Compensation, Nominating, Corporate Governance and Ethics Committee into one committee and dissolved the Reserves Sub-Committee, both effective January 1, 2013. The membership and function of each committee is described below. Each of the committees operates under a written charter adopted by the Board. A copy of each committee charter is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com. Printed copies of any of the committee charters may be obtained upon request addressed, (i) if requested prior to October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 909 Fannin Street, Suite 1850, Houston, Texas 77010, and (ii) if requested on or after October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 1221 McKinney Street, Suite 3840, Houston, Texas 77010.

Audit Committee

The members of the Audit Committee during 2013 were James C. Crain (Chairman), Stanley L. Graves and Gary S. Weber, each of who met the independence criteria defined by the Nasdaq Listing Rules and the SEC rules during such period..  Upon Mr. Weber’s resignation on August 31, 2014, the current members of the Audit Committee are James C. Crain (Chairman) and Stanley L. Graves, each of who meets the independence criteria defined by the Nasdaq Listing Rules and the SEC rules.

The Audit Committee met five times during the fiscal year 2013, either in person or by telephone. The role of the Audit Committee is to appoint our independent auditors and to review, with our auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. A complete description of the Audit Committee’s responsibilities is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com.

For the fiscal year 2013, the Board determined that James C. Crain (Chairman) was the “audit committee financial expert” of the Board, as defined in the rules established by the SEC.

Compensation, Nominating, Corporate Governance and Ethics Committee

Effective January 1, 2013, the Board combined the Compensation Committee and the Compensation, Nominating, Corporate Governance and Ethics Committee into one committee, the “Compensation, Nominating, Corporate Governance and Ethics Committee”, in order to better utilize the time and efforts of the reduced number of independent directors.   The members of the Compensation, Nominating, Corporate Governance and Ethics Committee during 2013 were Stanley L. Graves (Chairman), James C. Crain and Michael Y. McGovern, each of who met the independence criteria defined by the Nasdaq Listing Rules and the SEC rules during such period.  The current members of the Compensation, Nominating, Corporate Governance and Ethics Committee continue to be Mr. Graves (Chairman), Mr. Crain and Mr. McGovern , but Mr. McGovern is no longer “independent” as such criteria is defined by the Nasdaq Listing Rules due to his appointment as President and Chief Executive Officer effective on September 1, 2014.  The Compensation, Nominating, Corporate Governance and Ethics Committee met three times during the fiscal year 2013, either in person or by telephone.

The role of the Compensation, Nominating, Corporate Governance and Ethics Committee is to (1) approve, evaluate and oversee all compensation plans, policies and programs, (2) review and discuss with management the Company’s compensation discussion and analysis, (3) assist the Board by identifying individuals qualified to become members of the Board, (4) recommend nominees to the Board for each committee of the Board and to advise the Board about the appropriate composition of the Board and its committees, (5) lead the Board in its annual review of the performance of the Board, its committees and senior management, (6) develop, recommend, implement and review all corporate governance principles and practices of the Company, (7) review and investigate any matters pertaining to the integrity of management, and (8) perform such other functions as the Board may assign to the Compensation Committee from time to time.  A complete description of the Compensation, Nominating, Corporate Governance and Ethics Committee’s responsibilities is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com.

Executive Committee

The current members of the Executive Committee are Michael Y. McGovern, James C. Crain and Stanley L. Graves.  Mr. Crain and Mr. Graves are each “independent” as defined in the Nasdaq Listing Company Rules.  The Executive Committee has the authority during the intervals between the meetings of the Board to exercise all the powers of the Board in the management of the business and affairs of the Company, except for matters relating to amending the certificate of incorporation of the Company, adopting an agreement of merger or consolidation, recommending to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property or assets, recommending to the stockholders the dissolution of the Company or a revocation of a dissolution of the Company, amending, altering or repealing the Company’s bylaws or adopting new bylaws, or otherwise acting in events specified by the Delaware General Corporation Law that call for Board action. The Executive Committee did not meet during the fiscal year 2013.

Meeting Attendance

The Board held a total of eleven meetings during the fiscal year 2013, either in person or by telephone. Each of our directors attended at least 75% of the total meetings of the Board and each committee on which he served during his time of service on the Board during the fiscal year 2013.

Code of Business Conduct and Ethics

All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct and Ethics, which is also available under the “Corporate Governance—Governance Documentation” section of our website at http://www.geometinc.com. Printed copies of our Code of Business Conduct and Ethics may be obtained upon request addressed, (i) if requested prior to October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 909 Fannin Street, Suite 1850, Houston, Texas 77010, and (ii) if requested on or after October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 1221 McKinney Street, Suite 3840, Houston, Texas 77010.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Compensation, Nominating, Corporate Governance and Ethics Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Compensation, Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Compensation, Nominating, Corporate Governance and Ethics Committee should include the nominee’s name and qualifications for Board membership and should be addressed to, if proposed prior to October 15, 2014:

Compensation, Nominating, Corporate Governance and Ethics Committee

c/o Corporate Secretary

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

if proposed on or after October 15, 2014:

Compensation, Nominating, Corporate Governance and Ethics Committee

c/o Corporate Secretary

GeoMet, Inc.

1221 McKinney Street, Suite 3840

Houston, Texas 77010

Director Qualifications

The Board has adopted criteria that apply to nominees recommended by the Compensation, Nominating, Corporate Governance and Ethics Committee for a position on the Company’s Board. The Company believes it is important to have represented on the Board strong business experience and expertise and, in particular, experience and expertise with regard to exploration and production of oil and natural gas, financial reporting, risk management and business strategy. In selecting candidates for service on the Board, in addition to skills and experience, the Compensation, Nominating, Corporate Governance and Ethics Committee considers the independence of the individual, availability of service to the Company (including any conflicts of interest), diversity and the Board’s anticipated needs with regard to director expertise. The Compensation, Nominating, Corporate Governance and Ethics Committee is responsible for recommending candidates for election or appointment to the Board, in accordance with the criteria, policies and principles set forth in its charter including consideration of candidates that provide a broad range of skills, abilities, diversity and other attributes that are necessary to successfully serve as a director.

Neither our Board of Directors nor the Compensation, Nominating, Corporate Governance and Ethics Committee has a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Compensation, Nominating, Corporate Governance and Ethics Committee, however, periodically reviews the composition of our Board and in doing so considers the overall balance of knowledge, experience, background, skills, expertise, integrity, and analytical ability among the members of our Board. The Compensation, Nominating, Corporate Governance and Ethics Committee takes into account diversity in professional experience, skills and background, and diversity in race and gender, in considering individual director candidates. Any search firm retained to assist the Compensation, Nominating, Corporate Governance and Ethics Committee in seeking candidates for the Board will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Identifying and Evaluating Nominees for Directors

The Compensation, Nominating, Corporate Governance and Ethics Committee utilizes a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Compensation, Nominating, Corporate Governance and Ethics Committee will consider prospective candidates. Candidates for director may come to the attention of the Compensation, Nominating, Corporate Governance and Ethics Committee through current Board members, professional search firms, stockholders, or other persons as provided by the charter of the Compensation, Nominating, Corporate Governance and Ethics Committee. As described above, the Compensation, Nominating, Corporate Governance and Ethics Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Compensation, Nominating, Corporate Governance and Ethics Committee along with the other recommendations. In evaluating such nominations, the Compensation, Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described above in “Director Qualifications,” which seeks to achieve diversity in knowledge, experience, and expertise on the Board.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood may occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Compensation, Nominating, Corporate Governance and Ethics Committee in assessing each director’s performance. Last year, all directors attended our annual meeting of stockholders.

Stockholder Communications with the Board

The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications addressed, (i) if sent prior to October 15, 2014, to the Board, c/o Corporate Secretary, GeoMet, Inc., 909 Fannin Street, Suite 1850, Houston, Texas 77010, and (ii) if sent on or after October 15, 2014, to the Board, c/o Corporate Secretary, 1221 McKinney Street, Suite 3840, Houston, Texas 77010. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

Report of the Audit Committee

To the Stockholders of GeoMet, Inc.:

The Audit Committee of the Board oversees the financial reporting process of the Company on behalf of the Board. Management has the primary responsibility for the financial reporting process, including the Company’s system of internal controls and the preparation of the Company’s consolidated audited financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the consolidated audited financial statements included in the Company’s Annual Report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated audited financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those consolidated audited financial statements with accounting principles generally accepted in the United States of America, the firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board and has discussed the independent accountant’s independence and considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated audited financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee met five times during fiscal year 2013 and all members of the Audit Committee were in attendance either in person or telephonically. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the consolidated audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee appointed Hein & Associates LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE AS OF DECEMBER 31, 2013

James C. Crain, Chairman

Stanley L. Graves

Gary S. Weber

The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933 (the “Securities Act”).

Risk Oversight

Like all businesses, we face risks in our business activities. Many of these risks are discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 31, 2014. The Board has oversight of our risk management program and works directly with senior management. Our senior management, subject to Board oversight, is responsible for ensuring that our risk management program, comprised of strategic, operational, financial, and legal risk identification and prioritization, is reflected in the Company’s policies and actions. Our senior management, subject to Board oversight, is also responsible for day to day risk management and implementation of Company risk management policies.

In addition, the Audit Committee considers our practices regarding risk assessment and risk management, reviews our contingent liabilities, reviews our natural gas reserve estimation practices, as well as major legislative and regulatory developments that could affect us. The Audit Committee also oversees our code of business conduct, and responses to any alleged violations of our policies made by whistleblowers. The Compensation, Nominating, Corporate Governance and Ethics Committee reviews and attempts to mitigate risks which may result from our compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take risks relating to the business and/or whether risks arising from our compensation programs are likely to have a material adverse effect on the Company.

Change in Principal Accountant

On September 10, 2012, the Company notified Deloitte of its intention to appoint Hein & Associates LLP (“Hein”) as the independent registered public accounting firm for the Company and its subsidiaries for the remainder of 2012, which appointment was approved by the Audit Committee of the Board. Deloitte’s reports on the Company’s financial statements for the fiscal years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the period from January 1, 2012 through September 10, 2012, there were no disagreements (as described in Regulation S-K Item 304(a)(1)(iv)) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements.

On September 11, 2012, the Company engaged Hein as the independent registered public accounting firm for the Company and its subsidiaries, which appointment was approved by the Audit Committee of the Board. During the period from January 1, 2012 through September 10, 2012, neither the Company nor anyone acting on its behalf consulted Hein regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K.

Representatives of Hein are not expected to be present at the annual meeting.

Principal Accountant Fees and Services

The following represent the categories and amounts for services rendered by Hein, Deloitte and Grant Thornton LLP for the fiscal years ended December 31, 2013 and 2012.

Audit Fees

The aggregate fees paid or to be paid to Hein for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and the audit of the consolidated financial statements for the years ended December 31, 2013 were $225,000.

The aggregate fees paid or to be paid to Hein for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the audit of the consolidated financial statements for the years ended December 31, 2012 and the re-audit of the consolidated financial statements for the year ended December 31, 2011 were $290,493.

The aggregate fees paid to Deloitte for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and the audit of the consolidated financial statements for the year ended December 31, 2012 were $189,000.

Tax Fees

The aggregate fees paid or to be paid to Grant Thornton LLP for tax services for the fiscal years ended December 31, 2013 and December 31, 2012 were $114,000 and $90,000, respectively.

All Other Fees

The fees paid to Hein for services other than audit fees for the fiscal year ended December 31, 2013 included $4,500 related to the sale of our Alabama properties in June 2013.

The fees paid to Deloitte for services other than audit fees for the fiscal year ended December 31, 2012 included $15,000 for its consent to the use of its report in a registration statement and $15,483 to allow Hein to review its workpapers. There were no other fees paid to Hein or Deloitte for the fiscal year ended December 31, 2012.

Pre-Approval Policies

Under the terms of its charter, our Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may delegate authority to one or more designated members of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions are presented to the full Audit Committee at its next scheduled meeting. The pre-approval process includes assessing whether the services being provided maintain compliance with the SEC’s rules on auditor independence.

All services for the fiscal years 2013 and 2012 set forth above were pre-approved by the Audit Committee, which determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2014, with respect to beneficial ownership of the Common Stock by: (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of the Common Stock outstanding as of such date, (ii) each of our directors, (iii) our Chief Executive Officer and Chief Financial Officer, who constitute our only current executive officers, and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its Common Stock and Preferred Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of Common Stock outstanding is based on 40,513,373 shares of Common Stock outstanding as of September 30, 2014. The percentage of shares of Preferred Stock outstanding is based on 6,580,726 shares of Preferred Stock outstanding as of September 30, 2014.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)	% Of Total Common Shares Outstanding (2)	Number of Series A Preferred Shares Beneficially Owned	% Of Total Series A Preferred Shares Outstanding	Number of Total Voting Shares (3)	% Of Total Voting Shares (3)
Sherwood Energy, LLC (4)	—	—%	3,853,464	58.6%	29,642,030	32.5%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010

Yorktown Energy Partners IV, L.P.	12,437,072	30.7%	—	—	12,437,072	13.6%
410 Park Avenue
New York, New York 10022

T. Rowe Price Associates, Inc. (5)	180,000	0.4%	616,541	9.4%	4,922,623	5.4%
100 East Pratt Street
Baltimore, Maryland 21202

Stanley L. Graves (6)	187,519	0.5%	9,533	0.1%	260,848	0.3%
909 Fannin Street, Suite 1850
Houston, Texas 77010

James C. Crain (7)	186,519	0.5%	7,716	0.1%	245,872	0.3%
909 Fannin Street, Suite 1850
Houston, Texas 77010

Tony Oviedo	89,984	0.2%	—	—	89,984	0.1%
909 Fannin Street, Suite 1850
Houston, Texas 77010

Michael Y. McGovern	106,125	0.3%	—	—	106,125	0.1%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010

All executive officers and directors as a group (four persons)	570,147	1.4%	17,249	0.3%	702,829	0.8%

(1)                  Unless otherwise indicated, all outstanding shares of Common Stock are held directly with sole voting and investment power.

(2)                  Excludes shares of Common Stock issuable on conversion of shares of Preferred Stock.

(3)                  Our outstanding Preferred Stock votes on an as-converted basis with the Common Stock.  As of September 30, 2014, we had outstanding 40,513,373 shares of Common Stock and 6,580,726 shares of Preferred Stock, which were entitled to 50,620,969 votes, for a total of 91,134,342 voting shares.  The “total voting shares owned” represents the number of votes that the person indicated in the table is entitled to vote by reason of such person’s ownership of Common Stock and Preferred Stock as of September 30, 2014.  The “percent of total voting shares” represents the number of votes the person is entitled to vote divided by the total number of votes that may be cast as of September 30, 2014.

(4)                  Based on a Schedule 13D filed on September 14, 2010, the reported shares are owned directly by Sherwood.  The Schedule 13D states that, because of their relationships to Sherwood, the following persons may be deemed to indirectly beneficially own the reported shares: Cadent Energy Partners II, L.P., a Delaware limited partnership, Cadent Energy Partners II-GP, L.P., a Delaware limited partnership, CEP II-GP, LLC, a Delaware limited liability company, Cadent Energy Partners, LLC, a Delaware limited liability company, Paul McDermott and Bruce Rothstein. Indirect beneficial ownership may be attributed to the persons other than Sherwood solely because of their control relationship with respect to Sherwood.  Mr. McGovern is an executive officer of Sherwood, and disclaims beneficial ownership of the reported shares.

(5)                  Represents shares of Common Stock and shares of Preferred Stock owned at December 31, 2013 based on information contained in a Schedule 13G/A filed on January 10, 2014 with the SEC. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(6)                  Includes 5,000 shares of Common Stock and 686 shares of Preferred Stock that are held in an SEP account in the name of Mr. Graves, 6,000 shares of Common Stock and 827 shares of Preferred Stock that are held jointly with Mr. Graves’ wife.

(7)                  Includes 1,500 shares of Common Stock that are held in a family trust of which Mr. Crain is the trustee and has dispositive power and voting control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

As discussed in “Corporate Governance and Other Board Matters — Recent Developments”, the composition of our Board and executive team recently changed significantly.  Specifically, on August 31, 2014, Mr. William C. Rankin resigned from his positions as President and Chief Executive Officer and a member of the Board and Mr. Brett S. Camp resigned from his position as Senior Vice President — Operations.  Furthermore, on August 31, 2014, each of Mr. W. Howard Keenan, Jr. and Mr. Gary S. Weber resigned from their respective positions as a Director on our Board.  Finally, Mr. Michael C. McGovern, who is a Director on our Board, was appointed President and Chief Executive Officer as of September 1, 2014.

Introduction

The following discussion provides an overview of the Company’s compensation philosophy and the background and objectives of our compensation programs for our “named executive officers” identified in the table below, which includes our former President and Chief Executive Officer, our current Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller, and our former Senior Vice President—Operations.  The discussion also addresses the material elements of the compensation of these officers during the fiscal year 2013.  For purposes of this Compensation Discussion and Analysis, the “Compensation Committee” refers to the Compensation, Nominating, Corporate Governance and Ethics Committee.

Name	Title
William C. Rankin	President and Chief Executive Officer (Principal Executive Officer) (through August 31, 2014)

Tony Oviedo	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller (Principal Financial Officer and Principal Accounting Officer)

Brett S. Camp	Senior Vice President—Operations (through August 31, 2014)

Compensation Considerations for 2013

In light of low natural gas prices, the Company’s lack of liquidity, the current maturity under our credit agreement at such time, the discontinuation of capital expenditures, and the pending sale of substantially all of our assets, our Compensation Committee believes that our current compensation program provides reasonable compensation to our named executive officers. We believe that the current compensation program allows us to employ individuals with the experience and knowledge necessary to deal with the issues currently facing the Company. The compensation to each of our three named executive officers in 2013 resulted from contracts executed on May 14, 2012 (the “Employment Contracts”). As discussed in “Employment Contracts Effective During 2013” below, each such Employment Contract was terminated on May 9, 2014.  The Compensation Committee is mindful of risks that may be inherent in compensation programs and takes steps to manage those risks in the structure of each compensation opportunity. The Compensation Committee may adjust our executive compensation programs as changing conditions warrant.

The Compensation Committee

The Compensation Committee has overall responsibility for the approval, evaluation and oversight of all of our compensation plans, policies and programs. The Compensation Committee periodically meets with our Chairman and, on occasion, our named executive officers to discuss our compensation programs and practices for executives, other employees and independent directors. While our Chief Executive Officer makes recommendations to the Compensation Committee on compensation programs and practices for executives and other employees, the Compensation Committee is not bound by and does not always accept these recommendations. The Compensation Committee may also seek input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Compensation Committee also periodically holds executive sessions not attended by members of management or non-independent directors.

The Compensation Committee works with our Chairman, Chief Executive Officer, outside counsel and compensation consultants to establish an agenda for each meeting of the Compensation Committee and to prepare meeting materials. Our Chief Executive Officer, outside corporate counsel, other members of the Board or management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee.

Compensation Consultant

The Compensation Committee retains BDO USA, LLP (referred herein as the “Compensation Consultant”) to provide compensation consulting services from time to time as requested by the Compensation Committee. The Compensation Committee has determined that there are no conflicts of interest between the Company and the Compensation Consultant on the following basis:

•                  The Compensation Consultant provides no other services to the Company other than compensation advisory services.

•                  Fees paid by the Company to the Compensation Consultant represent less than 0.01% of the Compensation Consultant’s U.S. revenues.

•                  All employees of the Compensation Consultant are subject to the Compensation Consultant’s Code of Ethics and Business Conduct which addresses the employee’s obligation to avoid conflicts of interest and to report potential conflicts if they arise.

•                  Employees of the Compensation Consultant who provide services to the Company have no business or personal relationship with any member of the Compensation Committee.

•                  All employees of the Compensation Consultant are prohibited by company policy from owning any equity interest in any client with whom the Compensation Consultant does business.

•                  There are no business or personal relationships between any executive officer of the Company and the Compensation Consultant.

The Compensation Committee meets with the Compensation Consultant as necessary, both in and outside the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations in determining and making adjustments to our executive compensation program. Under the direction of the Chair of the Compensation Committee, the Compensation Consultant provides information regarding compensation trends in the oil and gas exploration and production industry, relative compensation for similarly-situated executive officers in the industry, advisory services regarding the structure of our cash and equity incentive awards, advice regarding the content of this Compensation Discussion and Analysis, and information regarding compliance with certain provisions of the Dodd-Frank Financial Reform Act.

The Compensation Consultant reviewed and provided comments on this 2013 Compensation Discussion and Analysis.

Objectives of Compensation Program

Compensation Philosophy

Our executive compensation program for the fiscal year 2013 was designed with the philosophy of retaining our highly skilled and experienced executive officers and aligning the interests of these officers with our interests and those of our stockholders. The primary goal of our compensation program was to provide a reasonable total compensation opportunity along with an employment contract providing competitive severance benefits designed to motivate and incentivize our executive officers to remain with the Company and provide professional management services under distressed and uncertain conditions.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to retain management to operate the Company’s properties efficiently and effectively in this volatile natural gas price environment and maintain the Company’s routine business activities in its current distressed state, resolve the borrowing base deficiency that existed under the Company’s credit agreement at such time, maintain an effective relationship with the Company’s bank group, and facilitate a merger of the Company and/or sale of its assets.

Elements of Compensation

The principal elements of compensation for our executive officers in 2013 included base salary, which remained unchanged from amounts established under the Employment Contracts, an annual cash bonus opportunity dependent upon the Company curing the borrowing base deficiency that existed under its credit agreement at such time, and competitive severance package to each executive in the event of termination of employment by the Company without Cause or by the executive for Good Reason, as defined in the Employment Contracts. Stock based compensation was not provided in 2013.

The named executive officers are eligible to participate in certain employee benefit programs consisting of life and health insurance benefits and a qualified 401(k) savings plan on the same basis as other employees of the Company. In addition, certain perquisites are available to executive officers as described below, but we do not believe these items comprise a material element of our compensation program.

Base Salary

Annual base salaries for 2013 for our named executive officers, which remained unchanged from amounts established under employment contracts executed in May 2012, were as follows:

Named Executive Officer	Base Salary
William C. Rankin	$320,000
Tony Oviedo	$240,000
Brett S. Camp	$240,000

Annual Cash Bonus

In November 2012, the Compensation Committee approved the payment of a contingent bonus to be paid to each named executive officer within 60 days of the elimination of the borrowing base deficiency that existed under the Company’s credit agreement at such time. The amount of the bonus was equal to the target bonus set out in each named executive officer’s respective Employment Contract. In June 2013, upon the closing of the sale of the Company’s Alabama properties and the simultaneous curing of the borrowing base deficiency that existed under the Company’s credit agreement at such time, cash bonus amounts paid to the named executive officers were as follows:

Named Executive Officer	Bonus Paid
William C. Rankin	$192,000
Tony Oviedo	$120,000
Brett S. Camp	$120,000

Long-Term Incentives

Long-term incentives are consistent with our objective of providing a significant performance-contingent component of compensation. Our 2006 Long-Term Incentive Plan (the “2006 Plan”), under which 4,000,000 shares of the Common Stock have been reserved for awards to be granted, was approved by the Board and stockholders in April 2006. The purposes of the 2006 Plan have been to attract employees and independent directors, align their interests with stockholder interests, and link compensation with performance.

No stock awards were made in 2013. In regard to prior-year awards of restricted stock, the third tranche of the 2010 awards of restricted stock made to our named executive officers vested on September 20, 2013. Additionally, the first tranche of the 2012 awards of restricted stock made to our named executive officers vested on May 14, 2013.  As of May 9, 2014, none of the named executive officers had any equity awards outstanding under the 2006 Plan (see discussion in “Employment Matters in 2014” below).

Retirement Benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to employees are currently provided through a tax-qualified profit sharing and 401(k) plan (the “Savings Plan”), in which eligible salaried employees may participate, including our three named executive officers. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation by up to 50%, subject to the statutorily prescribed limit of $16,500 ($23,000 for employees age 50 and older), in calendar year 2013 and have the amount of any reduction contributed to the Savings Plan. We match 100% of each employee’s contributions to the Savings Plan, up to a maximum of 3% of eligible annual compensation, and 50% of each employee’s contributions to the Savings Plan above 3%, up to a maximum of 5% of the employee’s eligible annual compensation (The statutory limit on eligible annual compensation in 2013 was $255,000). Executive officers participate in the Savings Plan on the same basis as other employees.

We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain employees for critical positions within our organization.

Perquisites

During 2013, Mr. Rankin and Mr. Oviedo received paid parking as well as membership fees and club dues for a downtown Houston luncheon club. Mr. Camp was provided with a Company-owned vehicle for which he recognized income for any personal use. Our use of perquisites as an element of compensation is limited, and we do not view perquisites as a material element of our compensation structure. The Compensation Committee annually reviews perquisites to determine if they are appropriate and if any adjustments are warranted. In 2013, no named executive officer received perquisites with an individual value in excess of $10,000.

Corporate Change Arrangements

Vesting of all awards granted under our 2006 Plan, unless specifically addressed otherwise in award agreements, automatically accelerates and all restrictions lapse following a “Corporate Change” in the Company if, within a one-year period following the corporate change: (i) a participant voluntarily terminates his employment for “Good Reason” as defined in the 2006 Plan, or (ii) a participant’s employment is terminated by the Company for any reason other than death, cause, or inability to perform services. A Corporate Change includes the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with a non-affiliated corporation, the sale of substantially all of our assets, or if there is a change in control of the Company. A complete disclosure of all payments made to named executive officers upon termination of employment including termination following a change-in-control is provided in the section titled “Potential Payments upon Termination of Employment or Change in Control.”

Employment Contracts Effective During 2013

Effective May 14, 2012, each of Mr. Rankin and Mr. Oviedo entered into an amended and restated employment agreement that replaced their previous employment agreements. Mr. Camp, the Company’s Senior Vice President—Operations at such time, also entered into an employment agreement effective May 14, 2012. Each of these employment agreements was terminated on May 9, 2014.

William C. Rankin

Under the terms of his amended and restated employment agreement, Mr. Rankin was paid an annual base salary of $320,000 and had a targeted annual bonus of $192,000. The actual amount of any annual bonus was at the sole discretion of the Compensation Committee, which considered both corporate performance and the achievement of individual performance objectives for each fiscal year. In addition, Mr. Rankin was awarded 50,000 shares of restricted stock that vest ratably over a three-year period from the date of grant, which was May 14, 2012. On May 14, 2013, 16,667 of these shares of restricted stock vested. The remaining 33,333 shares of restricted stock were forfeited on May 9, 2014 (see discussion in “Employment Matters in 2014” below).

The amended and restated employment agreement also provided that if Mr. Rankin’s employment was involuntarily terminated by the Company for reasons other than Cause, or by Mr. Rankin for Good Reason, as defined in his Employment Contract, he would be entitled to twice his annual base salary, twice his target bonus and 18 months of benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  This amended and restated employment agreement was terminated on May 9, 2014 and therefore was no longer in effect on the date of Mr. Rankin’s resignation (see discussion in “Employment Matters in 2014” below).

Tony Oviedo

Under the terms of his amended and restated employment agreement, Mr. Oviedo was paid an annual base salary of $240,000 and had a targeted annual bonus of $120,000. The actual amount of any annual bonus was at the sole discretion of the Compensation Committee, which considered both corporate performance and the achievement of individual performance objectives for each fiscal year. In addition, Mr. Oviedo was awarded 50,000 shares of restricted stock that vest ratably over a three-year period from the date of grant, which was May 14, 2012. On May 14, 2013, 16,667 of these shares of restricted stock vested. The remaining 33,333 shares of restricted stock were forfeited on May 9, 2014 (see discussion in “Employment Matters in 2014” below).

The amended and restated employment agreement also provided that if Mr. Oviedo’s employment is involuntarily terminated by the Company for reasons other than Cause, or by Mr. Oviedo for Good Reason, as defined in his Employment Contract, he would be entitled to 175% of his annual base salary, 175% of his target bonus and 18 months of benefits under the provisions of COBRA.  This amended and restated employment agreement was terminated on May 9, 2014 (see discussion in “Employment Matters in 2014” below).

Brett S. Camp

Under the terms of his employment agreement, Mr. Camp was paid an annual base salary of $240,000 and had a targeted annual bonus of $120,000. The actual amount of any annual bonus was at the sole discretion of the Compensation Committee, which considered both corporate performance and the achievement of individual performance objectives for each fiscal year. In addition, Mr. Camp was awarded 50,000 shares of restricted stock that vest ratably over a three-year period from the date of grant, which was May 14, 2012. On May 14, 2013, 16,667 of these shares of restricted stock vested. The remaining 33,333 shares of restricted stock were forfeited on May 9, 2014 (see discussion in “Employment Matters in 2014” below).

The employment agreement also provided that if Mr. Camp’s employment is involuntarily terminated by the Company for reasons other than Cause, or by Mr. Camp for Good Reason, as defined in his Employment Contract, he would be entitled to 175% of his annual base salary, 175% of his target bonus and 18 months of benefits under the provisions of COBRA.  Mr. Camp’s employment was not involuntarily terminated by the Company for reasons other than Cause, or by Mr. Camp for Good Reason.  This employment agreement was terminated on May 9, 2014 and was therefore no longer in effect on the date of Mr. Camp’s resignation (see discussion in “Employment Matters in 2014” below).

Employment Matters in 2014

On May 9, 2014, each of Messrs. Rankin, Oviedo, and Camp entered into an (i) Agreement Concerning Termination of Employment Agreement and General Release (the “Severance Agreement”) and (ii) Agreement Concerning Forfeiture of Restricted Stock and Restricted Stock Units under the GeoMet, Inc. 2006 Long-Term Incentive Plan (the “Forfeiture Agreement”).

Under the terms of Mr. Rankin’s Severance Agreement, Mr. Rankin and the Company terminated the amended and restated employment agreement entered into by such parties on May 14, 2012, agreed to thereafter continue Mr. Rankin’s employment with the Company on an at-will basis, and agreed that the Company would pay Mr. Rankin an amount equal to (i) $1,024,000 (which amount is equal to estimated amount of severance pay under the terminated employment agreement that Mr. Rankin would have received if Mr. Rankin’s employment was terminated in connection with closing of the sale of substantially all of the Company’s assets on May 12, 2014 (the “Asset Sale”)), plus (b) $24,392 (which amount is equal to the estimated amount of the severance benefits under the terminated employment agreement if Mr. Rankin was to become entitled to such benefits for the full number of months specified in such agreement), less all required withholdings and deductions.  Such payment was made to Mr. Rankin in a single lump sum on May 30, 2014. Pursuant to the Severance Agreement, Mr. Rankin’s employment with the Company continued on an at-will basis from May 10, 2014 through August 31, 2014 for a base salary of $1,250 per week.  In consideration of the payments described above, Mr. Rankin agreed to release the Company and its affiliates from any and all claims. Pursuant to Mr. Rankin’s Forfeiture Agreement, Mr. Rankin agreed to forfeit, for no monetary consideration, all unvested restricted stock and restricted stock units in the Company held by Mr. Rankin immediately prior to the closing of the Asset Sale.

Under the terms of Mr. Oviedo’s Severance Agreement, Mr. Oviedo and the Company terminated the amended and restated employment agreement entered into by such parties on May 14, 2012, agreed to thereafter continue Mr. Oviedo’s employment with the Company on an at-will basis, and agreed that the Company would pay Mr. Oviedo an amount equal to (i) $630,000 (which amount is equal to estimated amount of severance pay under the terminated employment agreement that Mr. Oviedo would have received if Mr. Oviedo’s employment was terminated in connection with the Asset Sale), plus (b) $24,392 (which amount is equal to the estimated amount of the severance benefits under the terminated employment agreement if Mr. Oviedo was to become entitled to such benefits for the full number of months specified in such agreement), less all required withholdings and deductions.  Such payment was made to Mr. Oviedo in a single lump sum on May 30, 2014. Pursuant to the Severance Agreement, Mr. Oviedo’s employment with the Company continued on an at-will basis from May 10, 2014 through August 31, 2014 for a base salary of $4,625 per week.  In consideration of the payments described above, Mr. Oviedo agreed to release the Company and its affiliates from any and all claims. Pursuant to Mr. Oviedo’s Forfeiture Agreement, Mr. Oviedo agreed to forfeit, for no monetary consideration, all unvested restricted stock and restricted stock units in the Company held by Mr. Oviedo immediately prior to the closing of the Asset Sale.

Under the terms of Mr. Camp’s Severance Agreement, Mr. Camp and the Company terminated the employment agreement entered into by such parties on May 14, 2012, agreed to thereafter continue Mr. Camp’s employment with the Company on an at-will basis, and agreed that the Company would pay Mr. Camp an amount equal to (i) $630,000 (which amount is equal to estimated amount of severance pay under the terminated employment agreement that Mr. Camp would have received if Mr. Camp’s employment was terminated in connection with the Asset Sale), plus (b) $35,070 (which amount is equal to the estimated amount of the severance benefits under the terminated employment agreement if Mr. Camp was to become entitled to such benefits for the full number of months specified in such agreement), less all required withholdings and deductions.  Such payment was made to Mr. Camp in a single lump sum on May 30, 2014. Pursuant to the Severance Agreement, Mr. Camp’s employment with the Company continued on an at-will basis from May 10, 2014 through August 31, 2014 for a base salary of $2,310 per week.  In consideration of the payments described above, Mr. Camp agreed to release the Company and its affiliates from any and all claims. Pursuant to Mr. Camp’s Forfeiture Agreement, Mr. Camp agreed to forfeit, for no monetary consideration, all unvested restricted stock and restricted stock units in the Company held by Mr. Camp immediately prior to the closing of the Asset Sale.

On August 31, 2014, in consideration of each of the executive officers agreeing to serve in such capacity until such date, the Company paid each of Messrs. Rankin, Oviedo and Camp a bonus payment equal to each such executive officer’s base salary for a two week period.  Accordingly, Mr. Rankin was paid a $2,500 bonus payment, Mr. Oviedo was paid a $9,250 bonus payment, and Mr. Camp was paid a $4,600 bonus payment.

On August 31, 2014, Mr. Rankin resigned from his positions as President and Chief Executive Officer of the Company and Mr. Camp resigned from his positions as Senior Vice President—Operations of the Company.  Upon his resignation, neither Mr. Rankin nor Mr. Camp received any payments other than the bonus payment described in the preceding paragraph.  The Board appointed Mr. McGovern as President and Chief Executive Officer, effective as of September 1, 2014.

Effective September 1, 2014, the Company entered into a Retention Bonus and Severance Agreement with Mr. Oviedo, as Chief Financial Officer of the Company (the “Agreement”). Following the sale of substantially all of the Company’s assets in May 2014, the Company has been seeking to enter into either a business combination/merger or a dissolution and distribution of its remaining assets in accordance with applicable law. In order to facilitate this next step, the Board has determined that it is essential and in the best interest of the Company to enter into the Agreement. Mr. Oviedo’s base salary will be $12,500 semi-monthly, and the Agreement has a retention bonus of $120,000 to be paid if Mr. Oviedo remains with the Company through August 31, 2015 or if he experiences a Qualifying Termination, as defined in the Agreement, prior to such date.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and our named executive officers. These agreements provide that we will, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to employ knowledgeable and experienced executives and attract independent, non-management directors.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct, as an expense, compensation in excess of $1 million paid to our Chief Executive Officer and our other named executive officers unless certain specific and detailed criteria are satisfied. Qualifying performance-based compensation is not subject to the deduction limit if the Code requirements are met. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments. We believe that it is desirable to structure the compensation of our three named executive officers to be tax deductible to the extent possible, and we believe that stock options and performance-based restricted stock awarded in the past meet the requirements for tax deductibility under the Code. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

In structuring equity-based awards and in determining the size of such awards, the Compensation Committee takes the FASB ASC Topic 718 accounting expense of such awards into consideration and is aware that although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC Topic 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded as paid-in-capital.

Under Section 409A of the Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. During 2008, we engaged the Compensation Consultant to review all of our compensation plans and agreements to determine whether those plans met the requirements of Section 409A. The Compensation Consultant determined that some modifications to existing agreements were required, and the Compensation Committee approved certain amendments to our employment agreements and our long-term incentive award agreements to comply with Section 409A final regulations. As new award documents and employment agreements are drafted, we rely on our outside counsel to assure the requirements of Section 409A are met.

Stock Ownership

We periodically review stock ownership by our executive officers and directors and believe that they generally maintain share ownership sufficient to align their interests with those of our stockholders.  We encourage, but do not require, stock ownership by our executive officers and directors, and we do not have a policy that requires our executive officers and directors to hold equity awards for defined periods of time.  We intend to review our ownership policy from time to time and, if circumstances change, we will consider adoption of stock ownership guidelines or holding requirements as appropriate.

Clawback Policy. To date, we have not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct or other specified events, as incentive-based compensation has not been a material portion of total compensation in recent years.

Securities Trading Policy:  It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.  In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Compensation Risk

The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our named executive officers. The Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy and compensation practices. The Compensation Committee has determined that these plans and practices, as applied to all of our employees, including our executive officers, do not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company except that the Company may not be able to retain certain key employees because it cannot provide sufficiently competitive compensation packages.

Conclusion

We believe the compensation programs and policies that our Compensation, Nominating, Corporate Governance and Ethics Committee has designed sufficiently motivate our named executive officers to perform at a level necessary to achieve our operational objectives. The various elements of compensation combine to align the interests of our named executive officers with those of our stockholders.

Summary Compensation Table for 2013

The table below sets forth information regarding compensation for the fiscal years ended December 31, 2013 and 2012 for each  named executive officers:

Name and Principal/Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

William C. Rankin	2013	$320,000	$—	$—	$—	$192,000	$—	$14,859	$526,859
President and Chief Executive Officer	2012	$301,533	$—	$21,500	$—	$—	$—	$34,110	$357,143

Tony Oviedo	2013	$240,000	$—	$—	$—	$120,000	$—	$14,995	$374,995
Senior Vice President, CFO, CAO and Controller	2012	$224,000	$—	$21,500	$—	$—	$—	$13,810	$259,310

Brett S. Camp	2013	$240,000	$—	$—	$—	$120,000	$—	$14,112	$374,112
Senior Vice President-Operations	2012	$233,600	$—	$21,500	$—	$—	$—	$15,233	$270,333

(1)

Due to the significant decline in natural gas prices and the need to preserve liquidity, the Compensation Committee decided not to pay any non-performance bonuses to the named executive officers pursuant to the 2013 and 2012 bonus plans.

(2)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 17—Share-Based Awards” to the consolidated audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the named executive officers. Stock awards are subject to achievement of performance targets.

(3)

In November 2012, the Compensation Committee approved the payment of a contingent bonus to each named executive officer within 60 days of the elimination of the borrowing base deficiency that existed under the Company’s credit agreement at such time. The amount of the bonus was equal to the target bonus set out in each named executive officer’s respective employment agreement. A bonus was paid in June 2013, upon the closing of the sale of the Company’s Alabama properties and the simultaneous curing of the borrowing base deficiency that existed under the Company’s credit agreement at such time. There were no such bonuses awarded for 2012.

(4)	All other compensation during 2013 includes:

Name	401(k) Matching	Group Life Insurance	Club Membership	Parking/Auto	Total
William C. Rankin	$10,200	$—	$2,199	$2,460	$14,859
Tony Oviedo	$10,200	$396	$1,939	$2,460	$14,995
Brett S. Camp	$10,200	$296	$—	$3,616	$14,112

All other compensation during 2012 includes:

Name	401(k) Matching	Group Life Insurance	Club Membership	Parking/Auto	Unused Vacation	Total
William C. Rankin	$10,000	$128	$2,246	$2,400	$19,336	$34,110
Tony Oviedo	$8,970	$479	$1,961	$2,400	$—	$13,810
Brett S. Camp	$9,562	$358	$—	$4,977	$—	$14,897

Grants of Plan-Based Awards in 2013

There were no grants of plan-based awards made to our named executive officers during 2013.

Outstanding Equity Awards at December 31, 2013

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)— Exercisable		Number of Securities Underlying Unexercised Options (#)— Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)
William C. Rankin	93,340	(3)	—		—	$2.50	4/27/14
	60,702	(4)	—		26,016	$0.72	3/24/16
	71,829	(5)	—		—	$0.88	9/20/17
	55,126	(6)	27,563	(6)	—	$1.59	4/5/18
								38,198	(7)	$3,820	78,259	$7,826

Tony Oviedo	34,902	(5)	—		—	$0.88	9/20/17
	32,858	(6)	16,429	(6)	—	$1.59	4/5/18
								41,006	(8)	$4,101	28,572	$2,857

Brett S. Camp	36,180	(4)	—		15,507	$0.72	3/24/16
	42,813	(5)	—		—	$0.88	9/20/17
	28,572	(6)	14,286	(6)	—	$1.59	4/5/18
								36,156	(9)	$3,616	46,867	$4,687

(1)	Represents stock options, shares of restricted stock and restricted stock units that vest in three equal tranches upon the achievement of certain performance targets by the Company.
(2)	Based on the $0.10 per share closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2013.
(3)	Represents stock options that fully vested on January 30, 2006 and expired on April 27, 2014.
(4)	Represents stock options that fully vested on March 24, 2012 and expire 10 years after the date of grant.
(5)	Represents stock options that fully vested on September 20, 2013 and expire 10 years after the date of grant.
(6)	Represents stock options that vest in three equal annual tranches over the three year period ending April 5, 2014.
(7)

Represents shares of restricted stock, 2,781 of which vest on January 5, 2014, 2,084 of which vest in two equal annual tranches over the two-year period ending on January 5, 2015, and 33,333 of which vest in two equal annual tranches over the two-year period ending May 14, 2015.

(8)	Represents shares of restricted stock, 7,673 of which vest on January 5, 2014, and 33,333 of which vest in three equal annual tranches over the three year period ending May 14, 2015.
(9)

Represents shares of restricted stock, 1,613 of which vest on January 5, 2014, 1,210 of which vest in two equal annual tranches over the two-year period ending on January 5, 2015, and 33,333 of which vest in two equal annual tranches over the two-year period ending May 14, 2015.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers and restricted stock awards to each named executive officers that vested in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value (Loss) Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William C. Rankin	—	—	20,491	$3,869
Tony Oviedo	—	—	24,339	$4,407
Brett S. Camp	—	—	18,886	$3,644

Potential Payments upon Termination of Employment or Change in Control

We have entered into certain agreements, as described below, which required us to provide specified payments and benefits to some or all of our named executive officers under certain circumstances.  At present, none of our executive officers, except for Mr. Tony Oviedo, are party to an employment agreement with us.  As discussed above under “Corporate Governance and other Board Matters — Recent Events,” Mr. Rankin and Mr. Camp resigned from their officer positions on August 31, 2014.  In connection with such departures, each received certain payments that differ from the amounts discussed below and are described in “Executive Compensation - Employment Matters in 2014” above.

As described under “Executive Compensation - Employment Agreements” above, Messrs. Rankin, Oviedo and Camp were party to agreements (each of which terminated on May 9, 2014) that entitled them to severance payments if their employment was terminated under certain circumstances.  The amount of the compensation was contingent upon a number of factors, including the circumstances under which employment is terminated. The table below quantifies the amount that would become payable to each named executive officer as a result of his termination of employment. The amounts shown assume that such termination was effective on December 31, 2013 and are estimates of the amounts that would be paid. The actual amounts that would be paid can only be determined at the time of the officer’s termination of employment.

Awards of stock options and restricted stock under the 2006 Long-Term Incentive Plan prescribe the treatment of those awards under certain events including termination for “Cause” and termination following or in connection with a “Corporate Change”. For purposes of those awards, “Cause” is defined as a finding by the Compensation Committee of acts or omissions constituting, (a) a breach of duty by the executive in the course of his employment or service involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Company, or moral turpitude constituting criminal felony; (b) conduct by the executive that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the executive to such an extent that the Company’s best interests reasonably require the termination of the executive’s employment or service; (c) acts or omissions of the executive materially in violation of his obligations under any written employment or other agreement between the executive and the Company or at law; (d) the executive’s failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the executive’s repeated insubordination; (f) the executive’s failure to comply with or enforce, in any material respect, all other personnel policies of the Company; (g) the executive’s failure to devote his full (or other required) working time and best efforts to the performance of his responsibilities to the Company; or (h) the executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

The 2006 Long-Term Incentive Plan defines a “Corporate Change” as (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. Notwithstanding the foregoing, “Corporate Change” shall not include any public offering of equity of the Company pursuant to a registration statement that is effective under the Securities Act. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the Board of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of the Company; (c) any contested election of directors of the Company; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL

AS OF DECEMBER 31, 2013

Name and Triggering Event (1)	Cash Severance Payment (2)	Welfare and Similar Benefits (3)	Stock Awards (4)	Option Awards (5)	Total
William C. Rankin (7)
Death	—	$45,326	—	—	$45,326
Disability	—	$45,326	—	—	$45,326
Voluntary termination or termination with cause	—	$20,934	—	—	$20,934
Involuntary termination without cause	$1,024,000	$45,326	$11,646	$1,583	$1,082,555
Good reason termination	$1,024,000	$45,326	$11,646	$1,583	$1,082,555
After a CIC (6):
Voluntary termination or termination with cause	—	$20,934	—	—	$20,934
Involuntary termination without cause	$1,024,000	$45,326	$11,646	$1,583	$1,082,555
Good reason termination	$1,024,000	$45,326	$11,646	$1,583	$1,082,555
Tony Oviedo (8)
Death	—	$46,854	—	—	$46,854
Disability	—	$46,854	—	—	$46,854
Voluntary termination or termination with cause	—	$22,462	—	—	$22,462
Involuntary termination without cause	$630,000	$46,854	$6,958	$387	$684,199
Good reason termination	$630,000	$46,854	$6,958	$387	$684,199
After a CIC (6) :
Voluntary termination or termination with cause	—	$22,462	—	—	$22,462
Involuntary termination without cause	$630,000	$46,854	$6,958	$387	$684,199
Good reason termination	$630,000	$46,854	$6,958	$387	$684,199
Brett S. Camp (9)
Death	—	$42,306	—	—	$42,306
Disability	—	$42,306	—	—	$42,306
Voluntary termination or termination with cause	—	$7,236	—	—	$7,236
Involuntary termination without cause	$630,000	$42,306	$8,303	$893	$681,502
Good reason termination	$630,000	$42,306	$8,303	$893	$681,502
After a CIC (6):
Voluntary termination or termination with cause	—	$7,236	—	—	$7,236
Involuntary termination without cause	$630,000	$42,306	$8,303	$893	$681,502
Good reason termination	$630,000	$42,306	$8,303	$893	$681,502

(1)         Amounts in the table represent obligations of the Company under agreements in place for each of the named executive officers as of December 31, 2013 and valued as of December 31, 2013.  As discussed in “Executive Compensation - Employment Contracts Effective During 2013”, each such agreement terminated on May 9, 2014 and no obligations of the Company remain thereunder.

(2)         Amounts listed under “cash severance payment” are payable under the terms of certain named executive officers’ employment or severance agreements.

(3)         Amounts under “Welfare and Similar Benefits” include accrued vacation and the amount that would be paid to each named executive officer whose employment agreement or severance agreement provides for continued medical insurance for a period of time.

(4)        The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded restricted stock and restricted stock units as a result of an involuntary termination without Cause or a Good Reason termination within one year of a Corporate Change event.  Although these Stock Awards were outstanding at December 31, 2013, as of May 9, 2014, each of the named executive officers had forfeited his unvested Stock Awards under his Forfeiture Agreement and therefore no longer had any Stock Awards outstanding.

(5)         The number of shares of Common Stock underlying options for which vesting is accelerated upon an involuntary termination without Cause or a Good Reason termination within one year of a Corporate Change event for Messrs. Rankin, Oviedo and Camp were 53,579, 16,429 and 29,793, respectively. Although these Option Awards were outstanding at December 31, 2013, as of May 9, 2014, each of the named executive officers had forfeited his Option Awards under his Forfeiture Agreement and therefore no longer had any Option Awards outstanding.

(6)         There were no corporate change in control triggers in the employment agreements of our named executive officers. Payments related to “Involuntary termination without Cause” or “Good Reason termination” would have been made under all corporate control conditions, which would include the aforementioned circumstances occurring after a corporate change in control.

(7)         As discussed above under “Corporate Governance and other Board Matters — Recent Events,” Mr. Rankin resigned from his position as President and Chief Executive Officer on August 31, 2014.  Furthermore, this column represents obligations of the Company under the employment agreement that was in place for Mr. Rankin as of December 31, 2013, but as discussed in “Executive Compensation - Employment Contracts Effective During 2013”, such agreement terminated on May 9, 2014 and no obligations of the Company remain thereunder.  Accordingly, upon his departure, Mr. Rankin received certain payments that differ from the amounts disclosed in this column, which payments are described in “Executive Compensation - Employment Matters in 2014” above.

(8)         This column represents obligations of the Company under the employment agreement that was in place for Mr. Oviedo as of December 31, 2013, but as discussed in “Executive Compensation - Employment Contracts Effective During 2013”, such agreement terminated on May 9, 2014 and no obligations of the Company remain thereunder.  Effective September 1, 2014, the Company entered into a Retention Bonus and Severance Agreement with Mr. Oviedo, which provides for payments that differ from the amounts disclosed in this column, which payments are described more specifically in “Executive Compensation —Potential Payments Upon Termination of Employment or a Change in Control as of September 30, 2014” below.

(9)         As discussed above under “Corporate Governance and other Board Matters — Recent Events,” Mr. Camp resigned from his position as Senior Vice President - Operations on August 31, 2014.  Furthermore, this column represents obligations of the Company under the employment agreement that was in place for Mr. Camp as of December 31, 2013, but as discussed in “Executive Compensation - Employment Contracts Effective During 2013”, such agreement terminated on May 9, 2014 and no obligations of the Company remain thereunder.  Accordingly, upon his departure, Mr. Camp received certain payments that differ from the amounts disclosed in this column, which payments are described in “Executive Compensation - Employment Matters in 2014” above.

The amounts shown above with respect to outstanding Company stock option and restricted stock awards were calculated based on a variety of assumptions, including the following: (a) a Corporate Change event occurred on December 31, 2013; (b) a stock price of the Company’s Common Stock equal to $0.10, which was the closing price of the Company’s shares on December 31, 2013; and (c) upon a Corporate Change, all unvested stock options and restricted stock vest, including those with vesting provisions tied to performance measures which vest as if target performance was achieved.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL

AS OF SEPTEMBER 30, 2014

Name and Triggering Event	Cash Severance Payment	Welfare and Similar Benefits	Stock Awards	Option Awards	Total
Tony Oviedo
Death	—	—	—	—	—
Disability	—	—	—	—	—
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$395,000	—	—	—	$395,000
Good reason termination	$395,000	—	—	—	$395,000
After a Corporate Change in Control:
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$395,000	—	—	—	$395,000
Good reason termination	$395,000	—	—	—	$395,000

2013 Director Compensation

Compensation of independent directors is determined by the Board based upon recommendations prepared by the Compensation Committee. In 2013, each independent, non-employee director was paid an annual retainer of $60,000, in addition to $1,500 for each board meeting and $1,000 for each committee meeting attended in person. A fee of $200 per hour was paid for all meetings attended by phone. The Chairman of the Board was paid a quarterly retainer of $25,000; the Chair of the Audit Committee was paid an annual retainer of $10,000; and the Chair of the Compensation, Nominating, Corporate Governance and Ethics Committee was paid an annual retainer of $5,000. All directors are reimbursed for reasonable expenses incurred in connection with their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James C. Crain	$81,850	—	—	—	—	—	$81,850
Stanley L. Graves	$75,250	—	—	—	—	—	$75,250
W. Howard Keenan, Jr.(1)	—	—	—	—	—	—	—
Michael Y. McGovern	$168,700	—	—	—	—	—	$168,700
Gary S. Weber	$70,850	—	—	—	—	—	$70,850

(1)         Mr. Keenan waived any compensation for serving as a director.

Certain Relationships and Related Transactions

Review and Approval of Transactions with Related Persons

As set forth in our Audit Committee Charter, a current copy of which is available on our website at http://www.geometinc.com, any related party transaction that is required to be disclosed pursuant to SEC regulations must be reviewed and approved by our Audit Committee. Our Audit Committee has adopted a written checklist that governs its review of related party transactions. Our Audit Committee reviews information from our directors, executive officers and other related persons with respect to related person transactions and then determines, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•                  the nature of the related person’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction;

•                  the importance of the transaction to the related person;

•                  the importance of the transaction to the Company;

•                  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•                  any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct and Ethics, which is also available on our website. Our Code of Business Conduct and Ethics sets forth policy guidelines aimed at preventing any conflicts of interest with our company. Our Code of Business Conduct and Ethics further imposes prohibitions and duties designed to prevent employees, officers and directors from taking personal advantage of corporate opportunities. Our code of conduct is subject to an agreement we have with James C. Crain, W. Howard Keenan, Jr. and Yorktown which states that we will have no interest in a business opportunity received by such persons, unless the business opportunity arose solely from such person’s membership on the Board.  In addition, we have entered into a similar agreement with Sherwood. Any exceptions to these policies require management and the Board to be fully informed and to determine that any undertaking is consistent with the Company’s business objectives.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Rule 14a-21 of the Securities Exchange Act, as amended, a proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of our named executive officers as described in this proxy statement. Please see our “Executive Compensation” section beginning on page 14 for a discussion of our compensation program for our named executive officers.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of GeoMet, Inc. hereby approve, on an advisory basis, the compensation of GeoMet, Inc.’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and narrative discussions set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.

This advisory vote on the compensation of our named executive officers gives stockholders another mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of our stockholders. The Board and Compensation, Nominating, Corporate Governance and Ethics Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Currently, the Company conducts the stockholder advisory votes on executive compensation required by Rule 14a-21(a) on an annual basis and therefore, the next such stockholder vote is expected occur at the Company’s 2015 annual stockholder meeting.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR PROPOSAL 2.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

It is contemplated that the 2015 annual meeting of Stockholders of the Company will take place during the first half of May 2015. Stockholder proposals for inclusion in the Company’s proxy materials for the 2015 annual meeting of Stockholders must be received by the Company at its offices in Houston, Texas, addressed to the Secretary of the Company, on or before December 14, 2014; provided, that if the 2015 annual meeting of Stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports furnished to us during the fiscal year ended December 31, 2013, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) complied with all applicable reporting requirements.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013 (including the consolidated audited financial statements and schedules and a list of all exhibits) may be obtained without charge upon written request to, (i) if requested prior to October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 909 Fannin Street, Suite 1850, Houston, Texas 77010, and (ii) if requested on or after October 15, 2014, to our Corporate Secretary, GeoMet, Inc., 1221 McKinney Street, Suite 3840, Houston, Texas 77010. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K, as amended, and its exhibits online at the SEC website at www.sec.gov, or on our website at www.geometinc.com.

OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2014 annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ WILLIAM A. WIEDERKEHR, JR.
William A. Wiederkehr, Jr.
Secretary

GEOMET, INC. 909 FANNIN STREET, SUITE 1850 HOUSTON, TX 77010 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before November 5, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 5, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M72161-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GEOMET, INC. The Board of Directors recommends you vote FOR the nominees listed under Item 1 (Election of Directors) and FOR Item 2 (Say on Pay). 1. Election of Directors: Nominees 01) Michael Y. McGovern 02) James C. Crain 03) Stanley L. Graves 2. To approve, on an advisory basis, the compensation of GeoMet, Inc.’s named executive officers as described in this proxy statement. 3, To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Please indicate if you plan to attend this meeting. Yes No For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Form 10-K and Proxy Statement is available at www.proxyvote.com. GEOMET, INC. Annual Meeting of Stockholders November 6, 2014 3:00PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Michael McGovern and Tony Oviedo, and each of them, with full power of substitution to act alone, as proxies, to vote all the shares of Common Stock and Series A Convertible Redeemable Preferred Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of GeoMet, Inc., to be held on November 6, 2014 at 3:00 p.m., Houston time, at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, and any adjournments or postponements thereof. The undersigned revokes any proxy heretofore given with respect to such meeting. This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Item 1 (Election of Directors) and FOR Item 2 (Say on Pay) with no exceptions, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the Annual Meeting and any postponements or adjournments thereof. Continued and to be signed on reverse side